SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            GOLD RESERVE CORPORATION
             (Exact name of registrant as specified in its charter)

             Montana               1041                81-0266636
        State or other       (Primary Standard         (IRS Employer
       jurisdiction of   Industrial Classification     Identification
       incorporation or        Code Number)            No.)
        organization)
           __________________________________________________________

                         1940 Seafirst Financial Center
                           Spokane, Washington  99201
                                 (509) 623-1500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 Rockne J. Timm
                      President and Chief Executive Officer
                            Gold Reserve Corporation
                         1940 Seafirst Financial Center
                           Spokane, Washington  99201
                                 (509) 623-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:
                            Douglas J. Siddoway, Esq.
                             Randall & Danskin, P.S.
                         1500 Seafirst Financial Center
                            601 West Riverside Avenue
                           Spokane, Washington  99201
                                 (509) 747-2052
           __________________________________________________________

         Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable following the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
       Title of each                   maximum       maximum      Amount
          class of        Amount       offering     aggregate    of regi-
       securities to       to be      price per      offering    stration
       be registered    registered       unit         price        fee
       _____________    __________    _________     _________    ________

       Common Stock,
       no par value
       per share     2,727,979 shares     -             -
       $6,232.02

       The Prospectus included herein relates to: (i) 2,727,979 previously issued shares of Common Stock registered hereby and
       (ii) an aggregate of 9,597,869 previously issued but yet undistributed shares of Common Stock, 1,000,000 previously issued but unexercised Common Stock purchase warrants and 1,000,000 shares of Common Stock issuable upon exercise of the warrants registered on Form S-1 (Registration No. 33-62804, effective August 9, 1993) and Form S-2 (Registration No. 33-77672, effective June 22, 1994). Such prospectus is included herein in reliance on Rule 429.

       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

          The amount of the registration fee with respect to the shares of Common Stock registered hereby has been calculated in accordance with Section 6(c) of the Securities Act and Rule 457(c) adopted thereunder, using the average bid and asked prices of the Common Stock as reported by the Nasdaq Stock Market on June 26, 1995, which was $6.625 per share. (The additional shares of Common Stock and the Common Stock purchase warrants offered pursuant to the Prospectus included herein were previously registered on Form S-1 (Registration No. 33-62804, effective August 9, 1993) and Form S-2 (Registration No. 33-77672, effective June 22, 1994. Such Prospectus is included herein in reliance on Rule 429.)

                  CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b)

       Item                                             Caption or
        No.          Form S-3 Caption             Location in Prospectus
       ____          ________________             ______________________

        1.    Forepart of the Registration       Forepart of Registration
              Statement and Outside              Statement; Outside Front
              Front Cover Page of Prospectus     Cover Page of Prospectus

        2.    Inside Front and Outside Back      Inside Front and Outside
              Cover Pages of Prospectus          Back Cover Pages of
                                                 Prospectus

        3.    Summary Information, Risk Factors  Prospectus Summary; Risk
              and Ratio of Earnings to Fixed     Factors; Background of
              Charges                            the Offering

        4.    Use of Proceeds                    *

        5.    Determination of Offering Price    *

        6.    Dilution                           *

        7.    Selling Security Holders           Background of the
                                                 Offering; Selling
                                                 Shareholders

        8.    Plan of Distribution               Plan of Distribution

        9.    Description of Securities to be    Description of Capital
              Registered                         Stock

       10.    Interests of Named Experts         Legal Matters; Experts
              and Counsel

       11.    Material Changes                   *

       12.    Incorporation of Certain           Incorporation of Certain
              Information by Reference           Documents by Reference

       13.    Disclosure of Commission
              Position on Imdemnification        Plan of Distribution
              Indemnification for Securities
              Act Liabilities

       *Items identified by asterisk have been omitted because the item is inapplicable.

       PROSPECTUS
       __________

              11,325,798 Previously Issued Shares of Common Stock,
                    1,000,000 Previously Issued Common Stock
             Purchase Warrants and 1,000,000 Shares of Common Stock
                     Issuable upon Exercise of the Warrants
            ________________________________________________________

                            GOLD RESERVE CORPORATION

          This Prospectus relates to 11,325,798 previously issued shares (the "Shares") of common stock, no par value (the "Common Stock"), 1,000,000 previously issued Common Stock purchase warrants (the "Warrants") and 1,000,000 Shares issuable upon exercise of the Warrants of Gold Reserve Corporation (the "Company" or "Gold Reserve"), a Montana corporation, to be offered and sold from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Background of the Offering," "Selling Shareholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares or the Warrants.

          The Selling Shareholders propose to sell the Shares and Warrants from time to time or at any time during a period of two years after the registration statements of which this Prospectus is a part have become effective, in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Some or all of the Shares or Warrants may be sold in transactions involving broker-dealers, who may act solely as agent or may acquire Shares or Warrants as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Shareholders and, if they act as agent for the purchaser, also from the purchaser. Selling Shareholders and any such broker-dealer may be deemed to be "underwriters," as that term is defined in the Securities Act. Any commissions received by any such broker-dealer in connection with any such sales, and any profits received from the resale of Shares or Warrants acquired by such broker-dealer as principal, may be deemed to be underwriting discounts and commissions pursuant to the Securities Act. See "Plan of Distribution."

          The Company has paid all fees and expenses incident to the registration of the Shares and Warrants. Normal commission expenses and brokerage fees, and any applicable transfer taxes relating to the Shares and Warrants, are payable by the Selling Shareholders.

          The Common Stock is traded on the Nasdaq Stock Market under the symbol "GLDR" and on the Toronto Stock Exchange under the symbol "GLR". On July __, 1995, the high and low sales prices per share of the Common Stock, as reported by the Nasdaq Stock Market, were $____ and ____.

       These are speculative securities and involve a high degree of risk. See "Risk Factors."

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Underwriting       Proceeds to
                          Price to        Discounts or         Selling
                           Public          Commissions       Shareholder
                        ____________      ____________       ___________

       Per Share. . .  See Text Above    See Text Above    See Text Above

       No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

       The date of this Prospectus is July __, 1995.

       PERSONS WHO PUBLICLY REOFFER THE SECURITIES OFFERED HEREBY IN THE UNITED STATES MAY BE DEEMED UNDER CERTAIN CIRCUMSTANCES TO BE "UNDERWRITERS" AS THAT TERM IS DEFINED IN SECTION 2(11) OF THE SECURITIES ACT. PERSONS PLANNING TO REOFFER SUCH SECURITIES PUBLICLY IN THE UNITED STATES SHOULD CONSULT WITH THEIR COUNSEL PRIOR TO ANY SUCH REOFFER IN ORDER TO DETERMINE WHETHER SUCH REOFFERS SHOULD BE ACCOMPANIED BY DELIVERY OF A PROSPECTUS.
       ____________________

       AVAILABLE INFORMATION

          Gold Reserve has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement"), pursuant to the provisions of the Securities Act, and the rules and regulations promulgated thereunder. Such Registration Statement provides for the registration of 2,727,979 of the Shares offered hereby and also updates and amends registration statements on Form S-1 (Registration No. 33-62804, effective August 9, 1993) and Form S-2 (Registration No. 33-77672, effective June 22, 1994) previously filed by Gold Reserve for the registration of the remaining 9,597,820 Shares and the Warrants offered hereby, pursuant to Rule 429 of the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Gold Reserve and the Shares and Warrants offered hereby, reference is made to the Registration Statement, including the exhibits thereto and financial statements and notes incorporated by reference as a part thereof. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, or incorporated by reference to exhibits previously filed, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

          Gold Reserve is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statements and the exhibits thereto, and other reports and information filed by Gold Reserve with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the following regional offices of the Commission upon payment of prescribed fees: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                               PROSPECTUS SUMMARY

       The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                   The Company

          Gold Reserve is a Montana corporation organized in 1956 to explore and develop mining properties. The Company is presently engaged, through subsidiary foreign corporations, in exploring a gold property in Venezuela for possible development, and, to a lesser extent, in exploring other mineral properties in Venezuela and elsewhere in the world for possible acquisition or joint venture. The Company's principal mining asset is the Brisas concession, which is in the exploration state and is located in the Kilometer 88 mining area of southeastern Venezuela. See "Risk Factors."

          Unless the context requires otherwise, the term the "Company" used throughout this Prospectus refers to Gold Reserve Corporation and the following subsidiaries: Compania Aurifera Brisas del Cuyuni, C.A. ("Brisas"); Gold Reserve de Venezuela, C.A. ("GLDRV"); Compania Minera Unicornio, C.A. ("Unicorn"); Great Basin Energies, Inc. ("Great Basin"); MegaGold Corporation ("MegaGold"); Gold Reserve Holdings A.V.V. ("GR Holdings"); Gold Reserve de Aruba A.V.V. ("Gold Reserve Aruba"); G.L.D.R.V.
       Aruba A.V.V. ("GLDRV Aruba"); Glandon Company A.V.V. ("Glandon"); GoldenLake A.V.V. ("GoldenLake"); Stanco Investments A.V.V. ("Stanco"); and Mont Ventoux A.V.V. ("Mont Ventoux").

          The principal executive offices of the Company are located at 1940 Seafirst Financial Center, Spokane, Washington 99201. The Company's telephone number is (509) 623-1500. The Company also maintains offices in Caracas and Puerto Ordaz, Venezuela.

                                  The Offering

          The securities being offered consist of 11,325,798 previously issued and outstanding Shares, 1,000,000 previously issued Warrants and 1,000,000 Shares issuable upon exercise of the Warrants. The Shares and Warrants are owned by the Selling Shareholders and will be sold by the Selling Shareholders.

          The Selling Shareholders, which include certain affiliates of the Company, acquired the Shares in private placements both within and outside the United States for cash, in exchange for minority interests in subsidiaries of the Company, as compensation for services or pursuant to the exercise of options and warrants granted by the Company, at prices or values per Share equal to then prevailing market prices for the Common Stock. The Warrants were issued to certain Selling Shareholders in March 1994 in conjunction with the Company's sale of special warrants that were subsequently exercised for Shares and Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock at the price of $13.00 per share at any time before March 15, 1996. The Warrants are not subject to redemption by the Company. See "Background of the Offering."

          The Company will receive no proceeds from the sale or distribution of the Shares and Warrants offered hereby. The Company will receive proceeds of up to $13,000,000, if, as and when the Warrants are exercised, which will be used for general corporate purposes.

          As of July 1, 1995, 23,137,886 shares of Common Stock were outstanding or deemed outstanding pursuant to presently exercisable options and warrants, including 693,362 shares held by Great Basin, MegaGold and Stanco. Great Basin and MegaGold are each majority-owned subsidiaries of the Company and Stanco is an indirect wholly-owned subsidiary of the Company.

          The Common Stock of the Company is approved for quotation on the Nasdaq Stock Market under the symbol GLDR and on the Toronto Stock Exchange under the symbol GLR.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof, except as superseded or modified herein: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and (iii) the Company's Proxy Statement and related materials filed in connection with its 1995 annual meeting of shareholders held on May 19, 1995.

          All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock and Warrants covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as modified or superseded.

          The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents that are not specifically incorporated by reference into such documents. Such requests should be directed to Robert A. McGuinness, Vice President of Finance and Chief Financial Officer, Gold Reserve Corporation, 1940 Seafirst Financial Center, Spokane, Washington 99201 (telephone: (509) 623-1500).

                                  RISK FACTORS

       The following matters, in addition to those discussed elsewhere in this Prospectus, should be carefully considered before purchasing the Shares and Warrants offered hereby.

       The Brisas Veta Concession

          The Company's Brisas concession covers only rights to alluvial gold mineralization on the Brisas property. In February 1993, the Company applied for a concession covering a significant polymetallic resource believed to underly the near-surface alluvial deposit. This application was approved by the Venezuelan Ministry of Energy and Mines, which exercises jurisdiction over the Brisas property, in March 1995, and is expected to be submitted for public comment soon. The Company reasonably believes that such concession will be granted. Under Venezuelan law, the decree that governs such grants excludes the possibility of granting the concession to anyone other than the holder of the alluvial gold concession. However, the process of obtaining a concession in Venezuela is lengthy and bureaucratically complex, and no assurance can be given that the Company will be successful in obtaining a concession to this resource in the near term, if at all.

       Recent Losses

          The Company's reported net income of $100,329 for the three months ended March 31, 1995, was derived entirely from interest earned on invested funds. The Company has no revenue from mining operations and has experienced losses from operations for each of the last five years. For the first three months of 1994, the Company reported a net loss of $405,714. For the years ended December 31, 1994 and 1993, the Company reported losses of $23,740,478 and $2,843,553, respectively. The increased loss during 1994 resulted primarily from costs of approximately $22,500,000 incurred in settling the Brisas litigation. The Company expects to incur losses from operations for the next several years as the result of increased expenditures associated with the management of exploration and development activities on the Brisas concession. This trend is expected to reverse if and when gold and copper is produced from the concession.

       Project Development

          The Company's principal mining asset is the Brisas alluvial gold concession, which is in the exploration stage. The Company currently estimates that capital expenditures for the project will total approximately $8,000,000 in 1995 and up to $12,000,000 in 1996, and will be significantly more in ensuing years if, as and when the concession is placed into production. The Company will fund 1995 and 1996 expenditures from proceeds received from prior sales of Common Stock of the Company and from proceeds expected to be received upon the exercise of outstanding options and the Warrants. Future expenditures are expected to be funded from additional sales of Common Stock of the Company, or other means, however no assurance can be given such funding can be obtained.

       The Company's estimate of capital expenditures for the project is based upon currently available information and could increase or decrease depending upon a number of factors beyond the Company's control. It is not unusual in new mining operations to experience unexpected problems during the development phase. As is described under " - Risks Inherent in the Mining Industry Generally," the mining business is subject to a number of risks and hazards.
       There can be no assurance these risks and hazards will be avoided if, as and when the Brisas concession is developed.

       Foreign Operations

          At December 31, 1994, approximately 23% of the Company's identifiable assets (88% of its noncash assets), including its mining property, were located in Venezuela. The Company believes its activities in Venezuela pose no greater risk than those of mining activities conducted in the United States, and that the economic environment in Venezuela is generally conducive to the Company's activities. Nonetheless, its activities and investment in Venezuela could be adversely affected by exchange controls, currency fluctuations, political and social events, and laws or policies of Venezuela and the United States affecting trade, investment and taxation.

       Risks Inherent in the Mining Industry Generally

          The Company is subject to all of the risks inherent in the mining industry, including environmental hazards, industrial accidents, labor disputes, unusual or unexpected geologic formations, cave-ins, flooding and periodic interruptions due to inclement weather. Such risks could result in damage to, or destruction of, mineral properties and production facilities, personal injury, environmental damage, delays, monetary losses and legal liability. The Company does not presently maintain insurance covering environmental or other catastrophic liabilities, and is not expected to do so unless and until it is economically feasible to do so. Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from exploration and production activities) is not generally available to the Company or other companies in the mining industry at present. Were the Company subjected to environmental liabilities, the payment of such liabilities would reduce the funds available to the Company. Were the Company unable to fund fully the cost of remedying an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of remedial activities. In addition to the foregoing risks, the Company will also encounter or be subject to competition from other mining companies having significantly greater resources than the Company, governmental regulation of its mining activities and practices, the speculative nature of mineral exploration and development, operating hazards, fluctuating metals prices, and inflation and other economic conditions over which it has no control.

       Environmental Matters

          Venezuela has adopted environmental laws and regulations for the mining industry which, though less restrictive than the environmental laws of the United States, nonetheless impose significant obligations on companies doing business in the country. The Company will be required to submit detailed reports outlining the environmental impact of the development of its Brisas concession, and will be required to rehabilitate and restore the Brisas property once mining activities are completed. The Company will also be subject to routine inspection by the Venezuelan Ministry of Environment and Renewable Resources to ensure that its activities are in compliance with environmental laws.

       Fluctuating Prices of Gold and Copper

          The Company's operations will be significantly influenced by the prices of gold and copper. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, such as inflation, the strength of the United States dollar relative to foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world. Copper prices also fluctuate and are generally affected by global and regional demand and existing inventories.

       Reserves

          The Company has not yet established either proven or probable reserves on the Brisas concession and no assurance can be given that any reserves will be established on the concession. Although the Company believes, based on engineering and geological studies which have been completed, that significant reserves may exist on the Brisas concession, no independent reserve reports have yet been prepared.

       Dependency on Financing Activities

          The Company does not have any revenues from operations and has financed its mining activities in Venezuela since 1991 primarily from the sale of its equity securities. Although management anticipates that the Company's cash position (approximately $28,500,000 at March 31, 1995, excluding $4,500,000 in escrowed funds payable by the Company upon the satisfaction of certain conditions in connection with the settlement of the Brisas litigation), together with proceeds expected to be received from the future exercise of outstanding options and the Warrants, will be sufficient to cover estimated operating and capital expenditures associated with the exploration and development of its Brisas concession through 1996, there can be no assurance that the options or Warrants will be exercised, or even if exercised, that proceeds received by the Company will be sufficient to finance these activities and other Company expenditures. In addition, significant additional financing will be required to be obtained by the Company if, as and when the Brisas concession is placed into production.

       Shares Eligible for Future Sale; Effect on Market Price of Common
       Stock

          The Company's directors and executive officers currently beneficially own 1,793,738 Shares, or 8.8% of the outstanding Common Stock as of the date of this Prospectus, all of which are offered for sale pursuant to this Prospectus. Such directors and executive officers also own options for the purchase of an additional 810,882 Shares, which, if exercised, would increase their ownership to 12.3% of the outstanding Common Stock.

          In addition, Marwood International Ltd. ("Marwood"), which is a subsidiary of TVX Gold Inc. ("TVX"), and Bluegrotto Trading Limited ("Bluegrotto") respectively own 1,500,000 shares and 1,250,000 shares of Common Stock, representing approximately 13.5% of the outstanding Common Stock, and also own warrants to purchase an additional 500,000 shares and 250,000 shares of Common Stock, which, if exercised, would increase their ownership to 16.5% of the then outstanding Common Stock. Such shares and warrants were issued to Marwood and Bluegrotto on December 31, 1994, in connection with the settlement of legal proceedings in Venezuela associated with the ownership, custody and control of the Company's Brisas concession. Pursuant to the terms of related settlement and standstill agreements among the Company and such companies, Marwood and Bluegrotto are permitted to sell no more than 75,000 of such shares during any 30-day period, in addition to other permitted block trade sales, for a period of three years from the date of settlement or until such time as TVX, Marwood, Bluegrotto and any of their related persons own less than 5% of the Common Stock then outstanding, provided such sales are in accordance with applicable federal, state or Canadian provincial securities laws. None of such shares or warrants are offered for sale pursuant to this Prospectus.

          Although the Common Stock is approved for quotation on the Nasdaq Stock Market and the Toronto Stock Exchange, trading activity in these markets is sometimes characterized by infrequent transactions. As a consequence, the sale from time-to-time of the Shares offered hereby, or the shares of Common Stock available for sale by Marwood and Bluegrotto, may have the effect of depressing the market price of the Common Stock.

                           BACKGROUND OF THE OFFERING

          Overview. The securities offered pursuant to this Prospectus consist of 11,325,798 previously issued and outstanding Shares, 1,000,000 Warrants acquired in March 1994 by certain United States and Canadian Selling Shareholders in connection with the purchase of special warrants subsequently exercised for Shares and Warrants, and 1,000,000 Shares issuable upon exercise of the Warrants.

          Selling Shareholders, other than those who also hold Warrants, acquired the Shares from the Company in private placements both within and outside the United States for cash, in exchange for minority interests in subsidiaries of the Company, as compensation for services rendered or pursuant to the exercise of options granted by the Company, at then prevailing market prices, or pursuant to options to be granted in the future, exercisable at prices equivalent to the mean of the high and low sales prices of the Common Stock as reported by the Nasdaq Stock Market and the Toronto Stock Exchange as of the dates of grant.

          Selling Shareholders who hold the Warrants acquired special warrants subsequently exercised for Shares and Warrants in a private placement primarily in the United States and Canada, at a price per special warrant of $10.50. Each special warrant consisted of one Share and one-half of a March Warrant exercisable per whole March Warrant into one Share, at $13.00, on or before March 15, 1996.

          Description of Incentive Stock Option and Employee Stock Ownership Plans. The Company currently maintains three stock option plans, the 1985 Stock Option Plan, the 1992 Stock Option Plan and the 1994 Stock Option Plan. All plans provide for the issuance of incentive stock options intended to qualify under
       Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified under the Code. Key individuals of the Company and its subsidiaries, including officers and directors who are also employees, and consultants, are eligible to receive grants of options under the plans. All options are exercisable at prices equivalent to the mean of the high and low sales prices of the Common Stock, as reported by the Nasdaq Stock Market and the Toronto Stock Exchange as of the date of grant.

          As of the date of this Prospectus, options for the purchase of 27,502 and 1,387,866 shares remained available for grant under the 1992 and 1994 plans, respectively. Options for the purchase of 1,340,293 shares granted under the 1985, 1992 and 1994 plans remained unexercised at such date. The incentive stock option plans are jointly administered by the executive remuneration committee, management and the compensation committee of the board of directors. The primary function of the executive remuneration committee is to review and evaluate the fairness of the recommendations of management and the compensation committee of the board concerning proposed grants to directors and executive officers of the Company.

          The Company also maintains a combined 401(k) salary reduction plan and employee stock ownership plan, known as the Gold Reserve KSOP Plan, for the benefit of eligible employees of the Company and its subsidiaries. The plan can and has invested in Common Stock of the Company through Company-guaranteed loans. During 1994 and 1992, the plan purchased 20,000 shares and 53,571 shares of Common Stock from the Company, respectively, at then-prevailing market prices, for consideration of $123,760 and $50,000, respectively. No shares of Common Stock of the Company were purchased during 1993. Such shares were allocated to participants' accounts based on the contributions by the Company or the participants during the plan year and the prices at which such shares were purchased by the plan. The terms of the plan permit investment in approved securities other than the Company's Common Stock, and allow plan participants to self-direct the investment of their account. To date, the plan's sole investment has been Common Stock of the Company.

          The salary reduction component of the plan, which has not been utilized to date, enables eligible employees of the Company and its subsidiaries to invest in Common Stock of the Company or other approved securities purchased by the plan, limited by contributions to the plan by the Company or the employee during the year. The employee stock ownership component of the plan, which has been utilized, is intended to qualify under Sections 421 and 423 of the Code, and was established to provide eligible employees an opportunity to purchase Common Stock of the Company.

          Contributions to the plan are limited in each year to (i) the total amount of salary reduction the employee elected to defer during the year (which is limited to 10% of such employee's compensation during the year, or such amount as is established by law), (ii) a matching contribution from the Company equal to 50% of any salary reduction the employee elected to defer during the year, (iii) special contributions by the Company equal to a percentage of the employee's compensation during the year and
       (iv) discretionary contributions by the Company determined in each year by the Company. The plan is available to all eligible employees of the Company or subsidiaries who have been employed for a period in excess of one year and who have worked at least 480 hours during the year in which any allocation is to be made. Employer and employee contributions to the plan are limited to 25% of salary, and distributions from the plan are not permitted before the participating employee reaches the age of 59 1/2, except in the case of death, disability, termination of employment by the Company or financial hardship.

          Shares Issued in Exchange for Minority Interests in Subsidiaries. At the annual meeting held on May 19, 1995, the Company's shareholders approved a plan of exchange whereby each issued and outstanding share of Gold Reserve Aruba and Glandon held by persons other than the Company would be exchanged for Common Stock of the Company. The plan of exchange was completed on June 23, 1995, and consolidated the ownership of Gold Reserve Aruba (and its wholly-owned GLDRV subsidiary) and Glandon (and its wholly-owned Unicorn subsidiary) into the Company as wholly-owned subsidiaries. In consequence of the exchange, the Company's ownership interest in the Brisas concession has been increased by 9%, from 91% to 100%.

          Pursuant to the plan of exchange, each issued and outstanding share of Gold Reserve Aruba and Glandon, other than shares held by the Company, was exchanged for 0.3687 Share and 0.1697 Share, respectively. The number of Shares received by the minority shareholders was determined by multiplying the number of shares of Gold Reserve Aruba and Glandon held by the exchanging shareholders by ratios determined by reference to an implied market valuation of the Brisas concession, which is the Company's most significant asset. In addition, options to purchase 220,000 shares of Glandon were exchanged for options to purchase Shares, based on the same methodology. Each of the Glandon options was exchanged for options to purchase 0.1697 Share at an exercise price equal to the average of the bid and asked prices of the Common Stock, as reported on the Nasdaq Stock Market and the Toronto Stock Exchange, as of May 22, 1995. The exchange was predicated on the opinion of an independent financial advisor retained for the benefit of the Company and the minority shareholders of Gold Reserve Aruba and Glandon.

          As a result of the exchange, the Company issued 1,329,183 Shares, 645,261 of which were issued to the former minority shareholders of Gold Reserve Aruba and 683,922 of which were issued to the former minority shareholders of Glandon. In addition, options for the purchase of 37,334 Shares were issued to the former minority shareholders of Glandon.

          The Warrants. The Company issued 2,000,000 special warrants to a group of United States and Canadian purchasers on March 15, 1994, each of which was subsequently exercised for one Share and one-half Warrant. Each Warrant represents the right to purchase one share of Common Stock at the price of $13.00 per share at any time on or before March 15, 1996. The Warrants are not subject to redemption by the Company and are transferable. The Warrants may be exercised by the holder thereof, within the period specified, by delivery to the designated warrant agent, Transecurities International, Inc., Spokane, Washington, of an exercise notice, together with payment therefor as specified in the exercise notice.

          The Warrants issued to the purchasers (upon the exercise of the "special warrants" granted to such purchasers on March 15, 1994) were issued and are governed by a warrant certificate, also dated March 15, 1994 which contains provisions that protect the holders thereof against dilution in certain events, or upon the occurrence of any reorganization, reclassification or conversion of the Common Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company.

          In conjunction with the sale and issuance of the Shares and Warrants, the Company entered into subscription agreements and a registration rights agreement, each dated March 15, 1994, with each purchaser, providing for the registration by the Company of the Shares and Warrants (and the shares of Common Stock issuable upon exercise of the Warrants) acquired by such purchasers under the Securities Act. In conjunction with the sale and issuance of the "special warrants" to the purchasers on March 15, 1994 (which "special warrants" were subsequently exercised for Shares and Warrants), the Company also entered into an underwriting agreement with RBC Dominion Securities Inc. and Burns Fry Limited, the underwriters of the offering, and a special warrant indenture with The R-M Trust Company, the special warrant trustee, each also dated March 15, 1994, providing for, among other matters, the registration by the Company, at its expense, of the Shares and Warrants acquired by such purchasers under the Securities Act.

                              SELLING SHAREHOLDERS

          The following table sets out as of July 1, 1995 the name of each Selling Shareholder known to the Company to own any of the Shares or Warrants offered hereby; any position, office or other material relationship between the Selling Shareholder and the Company within the past three years; the number of shares of Common Stock known to the Company to be beneficially owned by the Selling Shareholder at such date; the number of Shares and Warrants offered hereby by the Selling Shareholder; and the number of shares of Common Stock and percentage ownership interest of the Selling Shareholder following this offering. Pursuant to Rule 429 of the Securities Act, the Form S-3 Registration Statement of which this Prospectus is a part also updates and amends the Company's registration statements on Form S-1 and S-2 that were declared effective on August 9, 1993 and June 22, 1994, respectively. Selling Shareholders may have sold all or a part of the Shares and Warrants attributed to them subsequent to the effective dates of these earlier registration statements. The following table may not accurately reflect the shareholdings of those Selling Shareholders who are not affiliated with the Company and with respect to which current share ownership information is not available.

                                        Shares of Common Stock
                              _____________________________________________
                                                                Remaining
              Name and        Beneficially      Offered      After Offering
          Position(s) Held        Owned         Hereby       and Percentage
          ________________    ____________      _______      ______________

       Loewen Ondaatji
         McCutcheon, S.A.          60,000      60,000               -
       Jane Lennox King           100,000     100,000               -
       Hugh M. Brown               44,000      44,000               -
       Susan J. Jones              50,000      50,000               -
       Bloom Investment
         Council, Inc.             44,000      44,000               -
       Gentrust Investment
         Counsellors, Inc.        100,000     100,000               -
       M.K. Wong & Associates
         Ltd.                     200,000     200,000               -
       George J. Bock              42,000      42,000               -
       Guent Salzmann              30,000      30,000               -
       AGF Growth Equity Fund     300,000     300,000               -
       AGF Canadian Resources
         Fund                     100,000     100,000               -
       Global Strategy Canada
         Growth Fund               56,000      56,000               -
       Altamira Management
         Limited                  800,000     800,000               -

                                        Shares of Common Stock
                              _____________________________________________
                                                                Remaining
              Name and        Beneficially      Offered      After Offering
          Position(s) Held        Owned         Hereby       and Percentage
          ________________    ____________      _______      ______________

       Minnetonka Limited
         Fund, L.P.                80,000      80,000               -
       Gam-Cargill Minnetonka
         Fund Inc.                 40,000      40,000               -
       Cargill Financial
         Services Corporation      80,000      80,000               -
       Robert Fleming & Co.
         Ltd.                      94,000      94,000               -
       Fleming Flagship
         International
         Equity                    38,000      38,000               -
       Odyssey Partners,
         L.P.                     200,000     200,000               -
       Continental Casualty
         Company                  300,000     300,000               -
       Invesco Funds Group        362,000     362,000               -
       Rockne J. Timm(1)          714,002     481,382      232,620 / 1.0%
       A. Douglas Belanger(1)     554,683     334,301      220,382 /
                                                             less than 1%
       Robert A. McGuinness(1)    110,985       7,500      103,485 /
                                                             less than 1%
       Patrick D. McChesney(1)    137,262      62,262       68,700 /
                                                             less than 1%
       James Coleman(1)           102,000           -      102,000 /
                                                             less than 1%
       Hobart Teneff(1)         1,111,617     1,042,917     68,700 /
                                                             less than 1%
       Linda S. Cunningham(1)     245,498       190,200     55,298 /
                                                             less than 1%
       Albert K.F. Wu(1)           30,114         8,917     21,197 /
                                                             less than 1%
       Robert G. Garwood(1)        37,000        37,000             -
       Julie Langenheim(1)         31,857        14,887     16,970 /
                                                             less than 1%
       Brent D. Lindsey(1)         99,825        21,640     78,185 /
                                                             less than 1%
       Luis Huamani(1)              7,000         7,000             -
       David P. Onzay(1)           36,182         3,291     32,891 /
                                                             less than 1%
       James R. Reeves(1)          42,000         2,000     40,000 /
                                                             less than 1%
       John B. Malysa(1)           78,485        45,485    30,000 /
                                                             less than 1%
       Robert Turner(1)            50,000        50,000             -
       William B. Bantz(1)        123,000       123,000             -
       Mark D. Bantz               36,091        36,091             -
       Connie J. Bantz              7,500         7,500             -
       Alison Bantz                38,791        38,791             -

                                        Shares of Common Stock
                              _____________________________________________
                                                                Remaining
              Name and        Beneficially      Offered      After Offering
          Position(s) Held        Owned         Hereby       and Percentage
          ________________    ____________      _______      ______________

       Ronald Farley                7,500         7,500             -
       Geneva Rhoads                  500           500             -
       Allen Ambrose                3,348         3,348             -
       John Wark                   10,000        10,000             -
       N.A. Degerstrom, Inc.      214,586       214,586             -
       Frank W. Sallee and
         Betty B. Sallee          477,317       350,000    127,317 /
                                                             less than 1%
       John Czinger               254,906       254,906             -
       Steve Teneff               222,079       204,302     17,777 /
                                                             less than 1%
       Chester Chastek            125,000       125,000             -
       James F. Etter             108,578       108,578             -
       Roy Pearson                104,311       104,311             -
       Jack F. Grimm               54,242        54,242             -
       Robert W. O'Brien           50,000        50,000             -
       Lawrence Doyl and
         Marjorie Doyl             85,093        61,991     23,102 /
                                                             less than 1%
       David A. Peterson and
         Debra L. Peterson         27,713        11,713     16,000 /
                                                             less than 1%
       John Dacey and
         Shirley Dacey              9,400         9,400             -
       John J. Crabb and
         Helen P. Crabb            10,000        10,000             -
       James A. Fish               10,000        10,000             -
       Robert E. Kistler           76,683        31,583     45,100 /
                                                             less than 1%
       Rosa L. McGuire              3,071         3,071             -
       Brian W. Potter and
         Jean M. Potter            13,151         5,000      8,151 /
                                                             less than 1%
       Paul A. Hatfield             5,000         5,000             -
       Cory Allen(1)               35,000        10,000     25,000 /
                                                             less than 1%
       Ron Tracy(1)               204,767       204,767             -
       Alberto Manrique(1)         18,666        18,666             -
       R. A. Hanson Co., Inc.     229,696       229,696             -
       Burns Fry Limited          110,000       110,000             -
       Robert Kovacevich(2)        11,197         6,197      5,000 /
                                                             less than 1%
       Bernardo Paul(2)           201,969        76,811    125,158 /
                                                             less than 1%
       Stanley L. Sandner(1)      225,000       225,000             -
       Great Basin(3)             391,161       391,161             -
       Robert Kovacevich as
         escrow agent for
         Stanco(3)                118,785       118,785             -

                                        Shares of Common Stock
                              _____________________________________________
                                                                Remaining
              Name and        Beneficially      Offered      After Offering
          Position(s) Held        Owned         Hereby       and Percentage
          ________________    ____________      _______      ______________

       MegaGold(3)                125,083       125,083             -
       Union Bank of
         Switzerland               60,000(4)     60,000(4)          -
       Swiss Bank Corporation
         Geneva                   165,000(4)    165,000(4)          -
       Banca Nazionale del
         Lavoro                    75,000(4)     75,000(4)          -
       Tiger Management Corp.     750,000(4)    750,000(4)          -
       AGF Growth Equity Fund      75,000(4)     75,000(4)          -
       Winburn Investment
         Company                   18,000(4)     18,000(4)          -
       Mary R. Davie               18,000(4)     18,000(4)          -
       Provincial Treasurer
         of Alberta               340,500(4)    340,500(4)          -
       U.S. World Gold Fund       300,000(4)    300,000(4)          -
       Sonz Partners, L.P.         75,000(4)     75,000(4)          -
       Odyssey Partners, L.P.      37,500(4)     37,500(4)          -
       Sun Valley Gold, L.P.      187,500(4)    187,500(4)          -
       Sun Valley Gold
         International, Ltd.      150,000(4)    150,000(4)          -
       Bank of New York           112,500(4)    112,500(4)          -
       Global Paradigm
         Management                36,000(4)     36,000(4)          -
       Polar Partners One          16,500(4)     16,500(4)          -
       C.P.P. (Canada) L.P.        25,500(4)     25,500(4)          -
       Silverton International
         Fund Limited              16,500(4)     16,500(4)          -
       AFM (Canada) L.P.           16,500(4)     16,500(4)          -
       Continental Casualty
         Company                  150,000(4)    150,000(4)          -
       Morgan Stanley
         Institution Fund,
         Inc.                      75,000(4)     75,000(4)          -
       O'Connor & Associates      300,000(4)    300,000(4)          -
       Dennis Belanger -
         Trustee for Belanger
         Children Trust           244,863       244,863             -
       H.W. Boltz                   4,242         4,242             -
       Lucia Casanas               10,000         5,000      5,000 /
                                                             less than 1%
       Neal Degerstrom             16,645        16,645             -
       Perfecto Flores(1)          11,697        10,000      1,697 /
                                                             less than 1%
       Anne Marie Hopkins
         as trustee for A.M.
         McGuinness Trust           1,818         1,818             -
       Hunt & Grimm
         Partnership                  848           848             -

                                        Shares of Common Stock
                              _____________________________________________
                                                                Remaining
              Name and        Beneficially      Offered      After Offering
          Position(s) Held        Owned         Hereby       and Percentage
          ________________    ____________      _______      ______________

       Mark Jochim                  1,000         1,000             -
       Bruce Johnson                2,545         2,545             -
       Hal Kettleson                5,091         5,091             -
       Norm Larum                  37,500        37,500             -
       John Layman                  4,290         4,290             -
       Fred Lightner(1)             6,788         6,788             -
       John Loretto                10,182        10,182             -
       Sandra Mathews(1)            5,000         5,000             -
       Kevin McChesney as
         trustee for McChesney
         Family Trust              26,921        26,921             -
       Chris D. Mikkelsen          10,768        10,768             -
       Chris D. Mikkelsen as
         trustee for Rondi
         Timm                      53,841        53,841             -
       Alexandrino Nogueira(1)     47,457        37,457     10,000 /
                                                             less than 1%
       Karen Robinson(1)            7,377           956      6,421 /
                                                             less than 1%
       Gary Sallee                  5,091         5,091             -
       Frank Salle Revocable
         Living Trust              11,995        11,995             -
       Betty Sallee Revocable
         Living Trust               8,601         8,601             -
       Michael H. Sanguinetti       4,242         4,242             -
       James Stephenson(1)         28,500         1,700     26,800 /
                                                             less than 1%
       Shannon I. Timm             53,841        53,841         -

       (1)Current or former executive officers, directors or employees of the Company or its subsidiaries.

       (2)Mr. Kovacevich and Mr. Paul are each counsel to the Company.

       (3)Great Basin Energies, Inc. and MegaGold Corporation are both majority-owned subsidiaries of the Company. Stanco is an indirect wholly-owned subsidiary of the Company.

       (4)Includes one Warrant for the purchase of one share of Common Stock for every two shares of Common Stock held.

                               PLAN OF DISTRIBUTION

          The Selling Shareholders propose to sell the Shares or Warrants from time to time or at any time during a period of two years commencing the date the Registration Statements of which this Prospectus is a part have become effective, in transactions in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

          Some or all of the Shares or Warrants may be sold in transactions involving broker-dealers, who may act solely as agent or may acquire Shares or Warrants as principal. Broker-dealers who participate in such transactions as agent may receive commissions from Selling Shareholders and, if they act as agent for the purchaser, also from the purchaser. Selling Shareholders and any such broker-dealer may be deemed to be "underwriters", as that term is defined in Section 2(11) of the Securities Act. Any commissions received by any such broker-dealer in connection with any such sales, and any profits received from the resale of Shares or Warrants acquired by such broker-dealer as principal, may be deemed to be underwriting discounts and commissions pursuant to the Securities Act.

          The Company has agreed to indemnify the Selling Shareholders for certain liabilities, including liabilities arising under the Securities Act, in conjunction with the offer and sale of the Shares and Warrants by the Selling Shareholders pursuant to the Registration Statement of which this Prospectus is a part.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing, or to directors, officers and controlling persons of the Company pursuant to applicable provisions of the Montana Business Corporation Act and the Company's bylaws, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares and Warrants being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel such matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                           DESCRIPTION OF CAPITAL STOCK

          The Company is authorized under its Articles of Incorporation, as amended, to issue up to 50,000,000 shares of capital stock, of which 40,000,000 shares are designated Common Stock, without par value, and 10,000,000 shares are designated preferred stock issuable in one or more series, with such rights, preferences, limitations and other characteristics as the board of directors may from time-to-time determine. At July 1, 1995, 23,137,886 shares of Common Stock were outstanding or deemed outstanding, including 693,362 shares of Common Stock held at such date by Great Basin, MegaGold and Stanco, and 2,415,368 shares issuable pursuant to presently exercisable options and warrants. No shares of preferred stock were outstanding at such date.

          Some corporate and securities law commentators believe that companies having authorized preferred stock are less vulnerable to unsolicited takeovers (and by implication, the higher prices that may be paid to shareholders in an unsolicited takeover), since preferred stock can be issued by a board of directors as a defensive strategy to such offers. Other commentators believe that the issuance of preferred stock as a defensive strategy increases the price eventually paid to shareholders in a successful takeover because the specter of such issuance forces an offeror to negotiate price with the board of directors. The Company is presently not aware of any unsolicited takeover attempt and cannot predict whether any such attempt would be made in the future. Similarly, the board of directors has not adopted a prospective defensive strategy to an unsolicited takeover attempt utilizing the preferred stock, and is not expected to consider or adopt any such strategy in the absence of such an attempt. It is the present position of the board of directors that any such defensive strategy should be adopted, if at all, only after the terms and conditions of any such takeover attempt have been made known and the board of directors, together with its financial advisors, have had an opportunity to study the offer and its effect on the Company and its shareholders.

       Common Stock

          Holders of Common Stock are entitled to one vote per share upon all matters on which they have the right to vote, and with respect to the election of directors are entitled to cumulate their votes. Shares of Common Stock do not have preemptive rights and are not subject to redemption. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of dissolution or winding up of the affairs of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of all creditors. The Common Stock is fully paid and nonassessable.

          The transfer agent and registrar for the Common Stock is Transecurities International, Inc., East 12525 Mission, Spokane, Washington 99216.

                                   LEGAL MATTERS

          The legality of the Common Stock offered hereby will be passed upon for the Company by Randall & Danskin, P.S., 1500 Seafirst Financial Center, Spokane, Washington 99201.


                                      EXPERTS

          The consolidated balance sheets of the Company as of December 31, 1994 and 1993, and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph related to uncertainties regarding the Company's ability to recover its investments in its Brisas mining concession, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

       11,325,798 Previously Issued Shares of
       Common Stock, 1,000,000 Previously Issued
       Common Stock Purchase Warrants and
       1,000,000 Shares of Common Stock Issuable upon Exercise of the Warrants


                             GOLD RESERVE CORPORATION
                             _________________________

                                    PROSPECTUS
                             _________________________


                                   July __, 1995




       NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                 TABLE OF CONTENTS

                                                                      Page

       Available Information                                             1
       Prospectus Summary                                                2
       Incorporation of Certain Documents by Reference                   3
       Risk Factors                                                      4
       Background of the Offering                                        7
       Selling Shareholders                                              9
       Plan of Distribution                                             12
       Description of Capital Stock                                     13
       Legal Matters                                                    13
       Experts                                                          13

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

       Item 14. Other Expenses of Issuance and Distribution

          SEC registration fee          $ 6,232
          NASD filing fee                   -
          Printing costs                  5,000 *
          Legal fees and expenses        10,000 *
          Accounting fees                 5,000 *
          Listing expenses                7,500
          Miscellaneous                     500 *
                                        _______
          Total                         $34,232 *

       * Estimated.

       Item 15. Indemnification of Directors and Officers

          The only statutes, charter provisions, by-laws, contracts or other arrangements under which a controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such are Sections 35-1-451 through 31-1-459 of the Montana Business Corporation Act and Article 7 of the Company's Bylaws. Taken together, these statutory and bylaw provisions generally allow the Company to indemnify its directors and officers against liability, and to advance the costs of defending any such person against liability, provided (i) such indemnification or advancement of expenses is authorized by the vote of those directors who are not parties to the proceeding upon which such liability is predicated (or, in certain instances, by alternate disinterested means),
       (ii) the director or officer was acting on behalf of the Company in his official capacity as a director or officer and (iii) such director or officer conducted himself in good faith and believed his conduct was in, or not opposed to, the best interests of the Company (or in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer, however, if such director or officer is adjudged liable to the Company, or if the director or officer is adjudged to have derived an improper personal benefit.

          Indemnification permitted by these provisions is limited to reasonable expenses incurred in connection with the proceeding upon which liability is predicated, which includes the amount of any such liability actually imposed.

          Sections 35-1-141 through 35-1-459 of the Montana Business Corporation Act are set forth in their entirety as follows:

          35-1-451.  Definitions.  As used in 35-1-451 through 35-1-459, the following definitions apply:
          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) (a) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation include duties or services by him to the plan or to participants in or beneficiaries of the plan.
          (b) Director includes, unless the context requires otherwise, the estate or personal representative of a director.
          (3) "Expenses" include attorney fees.
          (4) "Liability" means the obligation to pay a judgment, settlement, penalty, or fine, including an excise tax assessed with respect to an employee benefit plan, or to pay reasonable expenses incurred with respect to a proceeding.
          (5) (a) "Official capacity" means:
          (i) when used with respect to a director, the office of director in a corporation; or
          (ii) when used with respect to an individual other than a director, as contemplated in 35-1-457, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation.
          (b) Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.
          (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
          (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

          35-1-452. Authority to indemnify. (1) Except as provided in subsection (4), an individual made a party to a proceeding because he is or was a director may be indemnified against liability incurred in the proceeding if:
          (a) he conducted himself in good faith;
          (b) he reasonably believed:
          (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and
          (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and
          (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
          (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection
          (1)(b)(ii).

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determination that the director did not meet the standard of conduct described in this section.
          (4) A corporation may not indemnify a director under this section:
          (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
          (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.
          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          35-1-453. Mandatory indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

          35-1-454. Advance for expenses. (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
          (a) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in 35-1-452;
          (b) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct described in 35-1-452; and
          (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under 35-1-451 through 35-1-459.
          (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
          (3) Determinations and authorizations of payments under this section must be made in the manner specified in 35-1-456.

          35-1-455. Court-ordered indemnification. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that the director:
          (1) is entitled to mandatory indemnification under 35-1-453, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred in obtaining court-ordered indemnification; or
          (2) is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in 35-1-452 or was adjudged liable as described in 35-1-454(2). If the director was adjudged liable as described in 35-1-452(4), the director's indemnification is limited to reasonable expenses incurred.

          35-1-456.  Determination and authorization of indemnification.
          (1) A corporation may not indemnify a director under 35-1-452 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in 35-1-452.
          (2) The determination must be made:
          (a) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;
          (b) if a quorum cannot be obtained under subsection (2)(a), by majority vote of a committee designated by the board of directors, in which designated directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding;
          (c) by special legal counsel:
          (i) selected by the board of directors or its committee in the manner prescribed in subsection (2)(a) or (2)(b); or
          (ii) if a quorum of the board of directors cannot be obtained under subsection (2)(a) and a committee cannot be designated under subsection (2)(b), selected by a majority vote of the full board of directors in which selected directors who are parties may participate; or
          (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
          (3) Authorization of indemnification and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses must be made by those entitled under subsection (2)(c) to select counsel.

          35-1-457. Indemnification of officers, employees, and agents. Unless a corporation's articles of incorporation provide otherwise:
          (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under 35-1-453 and is entitled to apply for court-ordered indemnification under 35-1-455 to the same extent as a director;
          (2) the corporation may indemnify and advance expenses under 35-1-451 through 35-1-459 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director; and
          (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

          35-1-458. Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether not the corporation would have power to indemnify him against the same liability under 35-1-452 or 35-1-453.

          35-1-459. Application. (1) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors, a contract, or other instrument is valid only if and to the extent the provision is consistent with 35-1-451 through 35-1-459. It articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles of incorporation.
          (2) Sections 35-1-451 through 45-1-459 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

          Article 7 of the Company's Bylaws is set forth in its entirety as follows:

                                     ARTICLE 7

        Indemnification of Officers, Directors, Employees, and Other Agents

          7.1 Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent permitted by the Montana Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of alleged occurrences of actions or omissions preceding any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the Montana Business
       Corporation Act permitted the corporation to provide prior to such amendment).

          7.2 Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Montana Business Corporation Act.

          7.3 No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed, in the case of conduct in the person's official capacity, the person's conduct was in the corporation's best interests and in all other cases, the person's conduct was at least not opposed to the corporation's best interests, and with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was lawful.

          7.4 Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the corporation in advance at the written request of the director or officer, if the director or officer:

         A. furnishes the corporation a written affirmation of such person's good faith belief that such person is entitled to be indemnified by the corporation; and

         B. furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the expenses and without regard to the person's ultimate entitlement to indemnification under this bylaw or otherwise.

         7.5  Enforcement.   Without the necessity of entering into an
       express contract, all rights to indemnification and advances under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer who serves in such capacity at any time while this bylaw and relevant provisions of the Montana Business Corporation Act and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of
       such claim is made within ninety days of request therefor.   The
       claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Montana Business Corporation Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation

       (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Montana Business Corporation Act, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         7.6 Non-Exclusivity of Rights. The rights conferred on any person by this bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person's official capacity and as to action in
       another capacity while holding office.   The corporation is
       specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

         7.7 Survival of Rights. The rights conferred on any person by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         7.8 Insurance. To the fullest extent permitted by the Montana Business Corporation Act, the corporation, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this bylaw.

         7.9 Amendments. Any repeal of this bylaw shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         7.10 Savings Clause. If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this bylaw that shall not have been invalidated, or by any other applicable law.

         7.11 Certain Definitions. For the purposes of this bylaw, the following definitions shall apply:

         A. "corporation" shall include any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction, and any domestic or foreign subsidiary corporation.

         B. "director" shall mean an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         C.  "expenses" shall include counsel fees.

         D. "official capacity" shall mean: when used in regard to a director, the office of director in a corporation or to an individual other than a director, as contemplated in the Montana Business Corporation Act, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

         E. "proceeding" shall mean any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

       Item 16.  Exhibits

         An Index to Exhibits appears at page E-1.

       Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (a) The undersigned registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the time of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
       Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 27, 1995.

             GOLD RESERVE CORPORATION



                              By:  /s/ Rockne J. Timm
                                   ________________________________________
                                   Rockne J. Timm
                                   President and Chief Executive Officer

                              Dated: June 27, 1995

                                 POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Rockne J. Timm his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                              By:  /s/ A. Douglas Belanger
                                   ________________________________________
                                   A. Douglas Belanger, a Director

                              Date: June 27, 1995


                              By:  /s/ Patrick D. McChesney
                                   ________________________________________
                                   Patrick D. McChesney, a Director

                              Date: June 27, 1995


                              By:  /s/ J.C. Potvin
                                   ________________________________________
                                   J.C. Potvin, a Director

                              Date: June 27, 1995


                              By:  /s/ James H. Coleman
                                   ________________________________________
                                   James H. Coleman, a Director

                              Date: June 27, 1995


                              By:  /s/ Robert A. McGuinness
                                   ________________________________________
                                   Robert A. McGuinness, its Principal
                                   Financial and Accounting Officer

                              Date:  June 27, 1995

                                 INDEX TO EXHIBITS

          The following exhibits are filed as part of this amendment to registration statement. Exhibits previously filed are incorporated by reference, as noted. Exhibits filed herewith appear beginning at page E-2.


       Exhibit                                                Page Number
       Number                     Exhibit                    in this Report
       _______                    _______                    ______________

        1.0         *

        2.0         *

        4.0         *

        5.1         Opinion of Randall & Danskin, P.S.             E-2
                    regarding legality of securities
                    offered. Filed herewith.

        8.0         *

        12.0        *

        15.0        *

        23.1        Consent of Coopers & Lybrand L.L.P.            E-4
                    Filed herewith.

        23.2        Consent of Randall & Danskin, P.S.
                    Included in its opinion filed
                    herewith as Exhibit 5.1.

        24.1        Powers of attorney.  Included
                    in the signature page to this
                    registration statement.

        25.0        *

        26.0        *

        27.0        *

        28.0        *


       *Items denoted by an asterisk have either been omitted or are not applicable.